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                                                                    EXHIBIT 99.1


                     ARRIS ANNOUNCES PRICING OF $105 MILLION
                     CONVERTIBLE SUBORDINATED NOTE OFFERING


DULUTH, GA. (MARCH 13, 2003) ARRIS (NASDAQ: ARRS) today announced the pricing of $105 million of convertible subordinated notes due 2008 in a Rule 144A offering. The Company also has granted the Initial Purchaser an option to purchase up to an additional $20 million aggregate principle amount of convertible subordinated notes to cover over allotments.

The convertible subordinated notes due 2008 will be issued only in denominations of $1,000 and multiples thereof and will pay interest semi-annually based on an annual rate of 4.5%. The conversion rate is 200 shares per each $1,000 of principle amount, subject to adjustments in certain circumstances. This is equivalent to a conversion price of $5.00 per share. On March 12, 2003 the closing price of ARRIS common stock was $3.53 per share resulting in a 42% conversion premium over the closing stock price. The sale of the notes is expected to close on March 18, 2003.

The Company will use the net proceeds from the offering to redeem, at a discount, the outstanding balance of the membership interest currently owned by Nortel Networks (NYSE:NT). The company may use some or all of the remaining proceeds to repurchase, at a discount, as many as possible of the outstanding shares of ARRIS stock currently owned by Nortel Networks.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and accordingly, the Notes were offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside of the United States in accordance with Regulation S under the Securities Act.

ARRIS is a leading provider of innovative broadband local access networks and high-speed data and telephony systems for the delivery of voice, video and data to the home and business. From the network to the subscriber, ARRIS provides complete solutions that add reliability and value. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, manufacturing, distribution, and sale office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

CONTACT:
Jim Bauer
Investor Relations
(678) 473-2647
jim.bauer@arrisi.com